Pricing Supplement No. U5745 To Product Supplement No. I−A dated June 18, 2020, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 February 26, 2021
Financial Products
$2,000,000 Yield Notes due March 3, 2023 Linked to the Performance of the Lowest Performing of Three Underlyings
•	The securities do not guarantee any return of principal at maturity.

•	We will pay a coupon on each Coupon Payment Date in an amount of $16.75 (equivalent to approximately 20.10% per annum) per $1,000 principal amount of securities.

•	Investors should be willing to (i) forgo dividends and the potential to participate in any appreciation of any Underlying and (ii) lose some or all of their investment, excluding coupons on the securities, if a Knock-In Event has occurred.

•	Senior unsecured obligations of Credit Suisse maturing March 3, 2023. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The offering price for the securities was determined on February 26, 2021 (the “Trade Date”) and the securities are expected to settle on March 3, 2021 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 6 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$4	$996
Total	$2,000,000	$8,000	$1,992,000

(1) Certain fiduciary accounts may pay a purchase price of at least $996 per $1,000 principal amount of securities.

(2) We or one of our affiliates will pay discounts and commissions of $4 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date is $978.40 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

February 26, 2021

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its London branch
Reference Share Issuer:	For each Underlying, the issuer of such Underlying.
Underlyings:	The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For additional information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
Common stock of American Airlines Group Inc.	AAL UW <Equity>	$20.86	$12.516 (60% of Initial Level)
Common stock of YETI Holdings, Inc.	YETI UN <Equity>	$67.42	$40.452 (60% of Initial Level)
Class A common stock of Peloton Interactive, Inc.	PTON UW <Equity>	$115.21	$69.126 (60% of Initial Level)

Coupons:

We will pay a coupon on each Coupon Payment Date in an amount of $16.75 (equivalent to approximately 20.10% per annum) per $1,000 principal amount of securities.

If any Coupon Payment Date is not a business day, the coupon will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. The amount of any coupon will not be adjusted with respect to any postponement of a Coupon Payment Date and no interest or other payment will be payable hereon because of any such postponement of a Coupon Payment Date. Coupons will be payable on the applicable Coupon Payment Date to the holder of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that the coupon payable on the Maturity Date will be payable to the person to whom the Redemption Amount is payable.

Redemption Amount:	At maturity, the Redemption Amount you will receive will depend on the individual performance of each Underlying and whether a Knock-In Event has occurred. For each $1,000 principal amount of securities, the Redemption Amount will be determined as follows:
• If a Knock-In Event has not occurred, $1,000. Therefore, you will not participate in any appreciation of any Underlying.
• If a Knock-In Event has occurred, $1,000 multiplied by the sum of one plus the Security Performance Factor. In this case, the Redemption Amount will be less than $600 per $1,000 principal amount of securities. You could lose your entire investment.
Any payment on the securities is subject to our ability to pay our obligations as they become due.
Knock-In Event:	A Knock-In Event will occur if the Final Level of any Underlying is less than its Knock-In Level.
Security Performance Factor:	The Security Performance Factor is expressed as a percentage and is equal to the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying.
Lowest Performing Underlying:	The Underlying with the lowest Underlying Return.
Underlying Return:	For each Underlying, an amount calculated as follows:
Final Level—Initial Level Initial Level
Initial Level:	For each Underlying, the closing level of such Underlying on the Strike Date, as set forth in the table above.
Strike Date:	February 25, 2021
Final Level:	For each Underlying, the closing level of such Underlying on the Valuation Date.
Valuation Date:	February 28, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Maturity Date:	March 3, 2023, subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
Events of Default:

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP:	22552XEF6
Key Dates:	Each Coupon Payment Date is set forth in the table below. The Key Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Coupon Payment Dates
April 5, 2021
May 3, 2021
June 3, 2021
July 6, 2021
August 3, 2021
September 3, 2021
October 4, 2021
November 3, 2021
December 3, 2021
January 3, 2022
February 3, 2022
March 3, 2022
April 4, 2022
May 3, 2022
June 3, 2022
July 5, 2022
August 3, 2022
September 6, 2022
October 3, 2022
November 3, 2022
December 5, 2022
January 3, 2023
February 3, 2023
Maturity Date

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I−A dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011953/dp130590_424b2-ps1a.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The table and examples below illustrate, for a $1,000 investment in the securities, hypothetical Redemption Amounts payable at maturity for a hypothetical range of Underlying Returns of the Lowest Performing Underlying and corresponding Security Performance Factors and, in the case of the table, total coupons over the term of the securities. The table and examples below assume that (i) a coupon of $16.75 per $1,000 principal amount of securities will be paid on each Coupon Payment Date and (ii) the Knock-In Level for each Underlying is 60% of the Initial Level of such Underlying. The actual coupon amount and Knock-In Levels are set forth in “Key Terms” herein. The examples are intended to illustrate hypothetical calculations of only the Redemption Amount and do not illustrate the calculation or payment of any individual coupon.

The hypothetical Redemption Amounts and total coupons set forth below are for illustrative purposes only. The actual Redemption Amount will depend on whether a Knock-In Event has occurred and on the Final Level of the Lowest Performing Underlying. It is not possible to predict whether a Knock-In Event will occur and, in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level.

You will not participate in any appreciation in the Underlyings. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Table: Hypothetical total payments on the securities at maturity.

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount (excluding coupons) per $1,000 Principal Amount of Securities	Total Coupons per $1,000 Principal Amount of Securities	Total Payment per $1,000 Principal Amount of Securities
100%	0%	$1,000	$402	$1,402
90%	0%	$1,000	$402	$1,402
80%	0%	$1,000	$402	$1,402
70%	0%	$1,000	$402	$1,402
60%	0%	$1,000	$402	$1,402
50%	0%	$1,000	$402	$1,402
40%	0%	$1,000	$402	$1,402
30%	0%	$1,000	$402	$1,402
20%	0%	$1,000	$402	$1,402
10%	0%	$1,000	$402	$1,402
0%	0%	$1,000	$402	$1,402
−10%	−10%	$1,000	$402	$1,402
−20%	−20%	$1,000	$402	$1,402
−30%	−30%	$1,000	$402	$1,402
−40%	−40%	$1,000	$402	$1,402
−41%	−41%	$590	$402	$992
−50%	−50%	$500	$402	$902
−60%	−60%	$400	$402	$802
−70%	−70%	$300	$402	$702
−80%	−80%	$200	$402	$602
−90%	−90%	$100	$402	$502
−100%	−100%	$0	$402	$402

The following examples illustrate how the Redemption Amount is calculated.

Example 1: A Knock-In Event has occurred.

Underlying	Final Level
AAL	110% of Initial Level
YETI	40% of Initial Level
PTON	95% of Initial Level

Because the Final Level of YETI is less than its Knock-In Level, a Knock-In Event has occurred. YETI is also the Lowest Performing Underlying.

Therefore, the Redemption Amount is determined as follows:

Security Performance Factor	=	the lesser of (i) zero and (ii) the Underlying Return of the Lowest Performing Underlying
	=	the lesser of (i) zero and (ii) −60%
	=	−60%
Redemption Amount	=	$1,000 × (1 + Security Performance Factor)
	=	$1,000 × 0.40
	=	$400

Even though the Final Level of an Underlying is greater than its Initial Level, you will not participate in any appreciation of such Underlying.

Example 2: A Knock-In Event has not occurred.

Underlying	Final Level
AAL	120% of Initial Level
YETI	110% of Initial Level
PTON	125% of Initial Level

Because the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred. Even though the Final Level of each Underlying is greater than its Initial Level, you will not participate in the appreciation of any Underlying.

Therefore, the Redemption Amount equals $1,000.

Example 3: A Knock-In Event has not occurred.

Underlying	Final Level
AAL	90% of Initial Level
YETI	80% of Initial Level
PTON	90% of Initial Level

Even though the Final Level of each Underlying is less than its Initial Level, since the Final Level of each Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

•	YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive less at maturity than you originally invested in the securities, or you may receive nothing, excluding coupons. If a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS — Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

•	THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT PLUS COUPONS —The securities will not pay more than the principal amount plus coupons, regardless of the performance of any Underlying. Even if the Final Level of each Underlying is greater than its respective Initial Level, you will not participate in the appreciation of any Underlying. Therefore, the maximum amount payable with respect to the securities (excluding coupons) is $1,000 for each $1,000 principal amount of the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs.

•	MORE FAVORABLE TERMS TO YOU ARE GENERALLY ASSOCIATED WITH AN UNDERLYING WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of any Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. This greater expected risk will generally be reflected in a higher coupon than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Knock-In Levels) than for similar securities linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher coupon may indicate an increased risk of loss. Further, relatively lower Knock-In Levels may not necessarily indicate that the securities have a greater likelihood of a return of principal at maturity. The volatility of any Underlying can change significantly over the term of the securities. The levels of the Underlyings for your securities could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

•	YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS — The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but a Knock-In Event has occurred, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the performances of the equity securities included in each Underlying are related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Underlying, you are also taking a risk relating to the relationship among the Underlyings.

•	THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

•	NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS — We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

•	NO OWNERSHIP RIGHTS IN THE UNDERLYINGS — Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the Underlyings will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the securities.

•	ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

•	THE COMMON STOCK OF YETI HOLDINGS, INC. AND THE CLASS A COMMON STOCK OF PELOTON INTERACTIVE, INC. HAVE A LIMITED TRADING HISTORY — The common stock of YETI Holdings, Inc. began trading on the New York Stock Exchange on October 25, 2018 and the Class A common stock of Peloton Interactive, Inc. began trading on the Nasdaq Stock Market on September 26, 2019 and therefore have a limited historical performance. Past performance should not be considered indicative of future performance.

Risks Relating to the Issuer

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

•	HEDGING AND TRADING ACTIVITY — We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date is less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the securities;

o	the dividend rate on the Underlyings;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	events affecting companies engaged in the respective industries of the Reference Share Issuers;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

•	THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE IS LESS THAN THE PRICE TO PUBLIC — The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

•	EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES — The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

•	SECONDARY MARKET PRICES — If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, American Airlines Group Inc. is a holding company that operates a network carrier and provides air transportation for passengers and cargo. The common stock of American Airlines Group Inc. is listed on the Nasdaq Global Select Market. American Airlines Group Inc.’s SEC file number is 001-08400 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, YETI Holdings, Inc. is a designer, marketer, retailer and distributor of a variety of products. The common stock of YETI Holdings, Inc. is listed on the New York Stock Exchange. YETI Holdings, Inc.’s SEC file number is 001-38713 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Peloton Interactive, Inc. is a technology-enabled fitness platform that offers in-person and online subscription based fitness classes. The Class A common stock of Peloton Interactive, Inc. is listed on the Nasdaq Stock Market. Peloton Interactive, Inc.’s SEC file number is 001-39058 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of the common stock of YETI Holdings, Inc. from October 25, 2018 through February 25, 2021, the closing level of the Class A common stock of Peloton Interactive, Inc. from September 26, 2019 through February 25, 2021 and the closing level of the common stock of American Airlines Group Inc. from January 4, 2016 through February 25, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the common stock of American Airlines Group Inc. on February 25, 2021 was $20.86.

The closing level of the common stock of YETI Holdings, Inc. on February 25, 2021 was $67.42.

The closing level of the Class A common stock of Peloton Interactive, Inc. on February 25, 2021 was $115.21.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the securities for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlyings, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the securities.

Under this treatment:

•	a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

For the coupon rate of 20.10% per annum, we will treat 0.34% per annum as interest on the Deposit and 19.76% per annum as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities.

Under this treatment, upon the redemption of the securities at maturity you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive). If you dispose of the securities prior to their maturity, you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the securities might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU.

The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU will offer the securities at the offering price set forth on the cover page of this pricing supplement and will receive discounts and commissions of $4 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the securities offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated February 11, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 11, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the securities, the trustee’s authorization, execution and delivery of the indenture and its authentication of the securities, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated February 11, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on February 11, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.

Credit Suisse